EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Acquires FCC Environmental for $90 Million

ELGIN, Ill., Oct. 16, 2014 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI) ("the Company"), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced its subsidiary Heritage – Crystal Clean, LLC has acquired FCC Environmental, an environmental services provider and a significant collector of used oil in the United States, for total consideration of $90 million. The business was purchased from Fomento de Construcciones y Contratas S.A. ("FCC"), based in Madrid, Spain.

Mr. Joseph Chalhoub, Founder, President, and Chief Executive Officer of Heritage-Crystal Clean, Inc. commented: "We are very pleased to be adding FCC Environmental's personnel to our team and their assets to our organization. FCC Environmental, with sales of approximately $160 million during fiscal 2013, operates 34 facilities in the eastern half of the United States. This acquisition will allow us to quickly improve the overall efficiency of our used oil collection fleet and to substantially expand the Environmental Services segment of our company.  We are also excited to have the opportunity to service FCC Environmental's approximately 30,000 customers. Based on the historical performance of the business, the Company expects the transaction will result in additional used oil volume for the Company of approximately 54 million gallons per year."

FCC Environmental's other service offerings are complementary to those of Heritage-Crystal Clean and include oily water disposal, vacuum services, parts cleaning services, used antifreeze collection and recycling, used oil filter collection and recycling and other environmental field services.

Mr. Mark DeVita, Chief Financial Officer of HCCI added: "This transaction is our largest acquisition to date, and we expect it to be accretive in fiscal 2015. The transaction provides us the opportunity to capture significant synergies which we estimate will be approximately $20 million annually once the integration is complete. We expect to complete the integration within approximately one year. The consideration for the acquisition is all cash and the transaction is being financed through borrowings under our credit facility, which was amended in connection with the acquisition so that we can borrow up to $140 million."

Please click on this link to view the Company's presentation, which provides additional information about the acquisition.

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties, and other important factors include, among others: our ability to integrate the acquisition as contemplated; our ability to achieve the synergies contemplated with respect to the acquisition; our ability to pay our debt when due and comply with our bank covenants; volatility in the price of base oil; increased solvent, fuel, and energy costs and volatility in the price of crude oil; increased market supply or decreased demand for base oil; the used oil re-refinery does not perform as anticipated; the used oil re-refinery may not generate the operating results that we anticipate; changes in environmental laws that affect our business model; our ability to comply with the extensive environmental, health and safety, and employment laws and regulations that our Company is subject to; competition; economic conditions including conditions like those experienced in the recent recession and financial crisis and downturns in the business cycles of automotive repair shops, industrial manufacturing business, and small businesses in general; dependency on suppliers; our dependency on key employees; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 3, 2014 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, and waste antifreeze collection and recycling. These services help our customers manage their used chemicals and liquid and solid wastes while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 76 branches serving over 97,000 customer locations.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

About FCC Environmental

FCC Environmental is focused on providing best-in-class industrial waste and recycling services with a strong focus on hydrocarbon-based waste streams. The company serves more than 30,000 customers covering the eastern half of the United States.

FCC Environmental forms part of FCC, headquartered in Spain and present in more than fifty countries and generating approximately $12 billion in annual revenue.  Internationally, FCC Environmental provides a full-range of environmental services and is recognized as an industry leader delivering innovative waste collection and treatment services for solid waste, hazardous waste, electronic waste, paper, metal, glass and other specialized materials. Customers number in the millions.

Predecessor firms for FCC Environmental in the U.S. include International Petroleum, Energy Recovery, PORI International, Mobley Environmental, Alpha Omega, Magnum, Eastern Oil, and Procycle.

Conference Call

The Company will host a conference call on Friday October 17, 2014 at 9:30 AM Central Time, during which management will make a brief presentation about the acquisition. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670